Exhibit 8.2

Our File No.:	321512
Date:	June 12, 2026

DevvStream Corp.
2108 N St., Suite 4254
Sacramento, CA 95816

Ladies and Gentleman:

Re:	DevvStream Corp. – Registration Statement on Form S-4

We have acted as Canadian tax counsel to DevvStream Corp. (the “Company”) in connection with the transactions (the “Business Combination Transactions”) contemplated by the Business Combination Agreement, dated as of April 13, 2026 (the “BCA”), entered into by and among the Company, XCF Global, Inc. (“XCF Global”), a Delaware corporation, Southern Energy Renewables Inc., a Louisiana corporation, DevvStream Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global, and Southern Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global.

This opinion is being delivered in connection with the registration statement on Form S-4 filed by XCF Global with the United States Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) with respect to the Business Combination Transactions.

In rendering our opinion, we have reviewed the BCA, the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering our opinion. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) the statements concerning the BCA and the Business Combination Transactions provided in the Registration Statement (including, without limitation, their respective exhibits) are true, correct and complete. In addition, in rendering our opinion, we have relied upon, without independent verification, facts and representations that have been provided or made to us by you and your agents which we assume are, and will continue to be, true, correct and complete.

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June 12, 2026 Page 2

The opinion set forth below is based on the Income Tax Act (Canada), as amended, the regulations thereunder, all specific proposals to amend the Income Tax Act (Canada) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. Each of these authorities is subject to change, and such changes could apply retroactively. Any changes in law or the facts regarding the Business Combination Transactions, or any inaccuracy in the facts or representations on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. We express our opinion below only as to those matters specifically provided below and no opinion should be inferred as to tax consequences under any provincial or foreign law, or with respect to other areas of Canadian federal taxation.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement (including those under the heading “Certain Canadian Federal Income Tax Consequences” therein), the discussion set forth under the heading “Certain Canadian Federal Income Tax Consequences” in the Registration Statement, insofar as it expresses conclusions as to the application of Canadian federal income tax law, is our opinion.

This opinion only represents our best judgment as of the date hereof as to the material Canadian federal income tax consequences of the Business Combination Transactions and is not binding on the Canada Revenue Agency or on any court of law, tribunal, administrative agency or other governmental body. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.

This opinion is furnished to you solely for use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our name in the Registration Statement.

Yours truly,

/s/ McMillan LLP